Exhibit 99.1
Fastly Announces Listing Transfer to Nasdaq
Ticker symbol to remain “FSLY”
SAN FRANCISCO – November 26, 2025 – Fastly, Inc. (NYSE: FSLY), a leader in global edge cloud platforms, announced today that it will voluntarily transfer its stock exchange listing from the New York Stock Exchange (“NYSE”) to the Nasdaq Global Select Market (“Nasdaq”). Fastly expects to begin trading as a Nasdaq-listed company on or about December 9, 2025, and will continue to trade under its current ticker symbol “FSLY”.
“We’re excited to join Nasdaq and be listed among the most innovative and leading technology companies in the world,” said Kip Compton, CEO at Fastly. “This is one of several steps in our current transformation as we scale Fastly while working to unlock long-term value for customers and shareholders.”
"We’re thrilled to welcome Fastly, a leader in delivering premium digital experiences at scale, to the Nasdaq family. By joining Nasdaq, Fastly aligns with a growth-driven market, and becomes part of a community of the world’s most innovative companies," said Nelson Griggs, President of Nasdaq.
Forward-Looking Statements
This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding the transfer of our stock exchange listing from NYSE to Nasdaq. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (“SEC”), including those more fully described in Fastly’s Annual Report on Form 10-K for the year ended December 31, 2024. Additional information will also be set forth in Fastly’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and other filings and reports that Fastly may file from time to time with the SEC. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.
About Fastly, Inc.
Fastly’s powerful and programmable edge cloud platform helps the world’s top brands deliver online experiences that are fast, safe, and engaging through edge compute, delivery, security, and observability offerings that improve site performance, enhance security, and empower innovation at global scale. Compared to other providers, Fastly’s powerful, high-performance, and modern platform architecture empowers developers to deliver secure websites and apps with rapid time-to-market and demonstrated, industry-leading cost savings. Organizations

Exhibit 99.1
around the world trust Fastly to help them upgrade the internet experience, including Reddit, Neiman Marcus, Universal Music Group, and SeatGeek. Learn more about Fastly at https://www.fastly.com, and follow us @fastly.

Contacts

Investor Contact Vernon Essi, Jr. ir@fastly.com Media Contact Stacey Hurwitz press@fastly.com

Source: Fastly, Inc.